Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Mitel Networks Corporation of our report dated February 29, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Polycom, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the incorporation by reference of our report dated February 29, 2016 relating to the financial statement schedule, which appear in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 13, 2016